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Exhibit 9.1

FORM OF CC VOTING AGREEMENT

CC STOCK VOTING AGREEMENT

        THIS STOCK VOTING AGREEMENT ("Stock Voting Agreement") is made and entered into as of February 27, 2002 by and among Sontra Medical, Inc., a Delaware corporation ("SM"), and each of the shareholders of ChoiceTel Communications, Inc., a Minnesota corporation ("CC"), listed on Annex A and executing a counterpart signature page hereto (each, a "Holder").

Recitals

        Concurrently with the execution of this Stock Voting Agreement, SM, CC and CC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of CC ("CC Sub"), have entered into an Agreement and Plan of Reorganization, dated as of February 27, 2002 (the "Merger Agreement") providing for the merger of CC Sub with and into SM (the "Merger"). As a result of the Merger, which is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, the stockholders of SM will become shareholders of CC. Holder is the holder of record and the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) of the number of shares of the capital stock of CC indicated on the counterpart signature page of this Stock Voting Agreement (the "Shares"). As a condition to SM's execution and delivery of the Merger Agreement, SM has requested that each Holder agree, and in consideration, and to induce the execution and delivery, of the Merger Agreement, each Holder is willing to agree (i) except as specifically permitted hereby, not to transfer or otherwise dispose of the Shares or any other shares of capital stock of CC acquired after the date of this Stock Voting Agreement and prior to the Expiration Date (as defined below) ("New Shares") and (ii) to vote the Shares and any New Shares so as to facilitate consummation of the Merger, as more fully described below.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement

        Section 1    No Transfer or Encumbrance of Shares.    Each Holder agrees not to sell, pledge, assign, encumber, dispose of or otherwise transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) ("transfer") any of the Shares or any New Shares, or to make any offer or agreement relating to the transfer of Shares or New Shares at any time prior to the Expiration Date. The foregoing restrictions shall not prohibit a transfer of Shares or New Shares (i) in the case of an individual, to any member of his immediate family, to a trust for the benefit of Holder or any member of his immediate family or a transfer of Shares or New Shares upon the death of Holder, (ii) between Holders in private transactions with the prior written consent of SM (such consent not to be unreasonably withheld), or (iii) in the case of a partnership or limited liability company, to one or more partners or members or to an affiliated corporation, provided, however, that any transferee with respect to such transfer shall, as a precondition to such transfer, agree to be bound by the terms and conditions of this Stock Voting Agreement by executing the counterpart signature page hereto. For purposes of this Stock Voting Agreement, "immediate family" means any relationship by blood, marriage or adoption, not more remote than first cousin. Each Holder agrees that any New Shares shall be subject to the terms and conditions of this Stock Voting Agreement to the same extent as if such shares constituted Shares.

        Section 2    Termination.    This Stock Voting Agreement shall expire on the earlier of (a) the Effective Time (as defined in the Merger Agreement) of the Merger and (b) the date on which the Merger Agreement shall be terminated pursuant to Section 8.01 of the Merger Agreement (the "Expiration Date").

        Section 3    Agreement to Vote Shares.    Each Holder hereby agrees to appear, or cause the holder of record on any applicable record date to appear in person or by proxy for the purpose of obtaining a quorum at any annual or special meeting of shareholders of CC, and at any adjournment thereof at which matters relating to the Merger, the Merger Agreement or any transaction contemplated thereby are considered. At every meeting of the CC shareholders called with respect to any of the following, and at any adjournment thereof, and with respect to every action or approval by written consent of CC shareholders solicited with respect to any of the following, each Holder shall vote the Shares and any New Shares:

          (a)  in favor of adoption of the Merger Agreement and approval of the Merger and any proposal or action which would, or could reasonably be expected to, facilitate the Merger, including approval of the issuance of the shares of capital stock of CC to be issued in the Merger;

          (b)  against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

          (c)  against any merger, consolidation or other business combination of CC with, sale of assets or stock of CC to, or reorganization or recapitalization involving CC with, any party other than SM as contemplated by the Merger Agreement;

          (d)  against any liquidation, or winding up of CC; and

          (e)  against any other proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage the Merger (each of (b) through (e) collectively, an "Opposing Proposal").

Each Holder of Shares, as the holder of voting stock of CC, shall be present, in person or by proxy, at all meetings of shareholders of CC so that all Shares and New Shares are counted for the purposes of determining the presence of a quorum at such meetings. The provisions of this Stock Voting Agreement are intended to bind the Holders only with respect to the specific matters set forth herein, and shall not prohibit any Holder from acting in accordance with any fiduciary duties of such Holder as an officer or director of CC.

        Section 4    Representations, Warranties and Covenants of Each Holder.    Each Holder hereby represents, warrants and covenants to SM as follows:

          (a)    Ownership of Shares.    Holder (i) is the holder of record and beneficial owner of the Shares and will be the holder of record and beneficial owner of all New Shares, if any, which at the date hereof and at all times until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances that would interfere with the voting of the Shares or the granting of any proxy with respect thereto, (ii) does not beneficially own any shares of capital stock of CC other than the Shares (except to the extent that Holder currently disclaims beneficial ownership in accordance with applicable law) and (iii) has full power and authority to make, enter into, deliver and carry out the terms of this Stock Voting Agreement.

          (b)    No Voting Trusts and Agreements.    Between the date of this Agreement and the Expiration Date, Holder will not, and will not permit any entity under Holder's control to, deposit any Shares or New Shares held by Holder or such entity in a voting trust or subject any Shares or New Shares held by such Holder or such entity to any arrangement or agreement with respect to the voting of such shares of capital stock, other than agreements contemplated by the Merger Agreement (including, without limitation, that certain Voting Agreement to be executed by and among Michael Wigley, Gary S. Kohler and certain stockholders of SM providing for the election of Messrs. Wigley and Kohler to the Board of Directors of CC).

          (c)    Validity; No Conflict.    This Stock Voting Agreement constitutes the legal, valid and binding obligation of Holder. Neither the execution of this Stock Voting Agreement by Holder nor the consummation of the transactions contemplated herein will violate or result in a breach of (i) any provision of any trust, charter, partnership agreement or other charter document applicable to Holder, (ii) any agreement to which Holder is a party or by which Holder is bound, (iii) any decree, judgment or order to which Holder is subject, or (iv) any law or regulation now in effect applicable to Holder.

          (d)    No Proxy Solicitations.    Subject to the last sentence of Section 2, between the date of this Agreement and the Expiration Date, Holder will not, and will not permit any entity under Holder's control, to (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action which would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (ii) initiate a shareholders' vote or action by written consent of shareholders without a meeting with respect to an Opposing Proposal or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of CC with respect to an Opposing Proposal.

        Section 5    Representations, Warranties and Covenants of SM.    SM represents, warrants and covenants to the Holders as follows:

          (a)    Due Authorization.    This Stock Voting Agreement has been authorized by all necessary corporate action on the part of SM and has been duly executed by a duly authorized officer of SM.

          (b)    Validity; No Conflict.    This Stock Voting Agreement constitutes the legal, valid and binding obligation of SM. Neither the execution of this Stock Voting Agreement by SM nor the consummation of the transactions contemplated herein will violate or result in a breach of (i) any agreement to which SM is a party or by which SM is bound, (ii) any decree, judgment or order to which SM is subject, or (iii) any law or regulation now in effect applicable to SM.

        Section 6    Additional Documents.    SM and each Holder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of SM's or such Holder's legal counsel, as the case may be, to carry out the intent of this Stock Voting Agreement.

        Section 7    Consent and Waiver.    Each Holder hereby gives any consent or waiver reasonably required for the consummation of the Merger under the terms of any agreement to which such Holder is a party.

        Section 8    Termination.    Notwithstanding any other provision contained herein, this Stock Voting Agreement and all obligations of the Holders hereunder shall terminate as of the Expiration Date.

        Section 9    No Solicitation.

          (a)  Until the Expiration Date, no Holder will, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any CC Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiry or proposal that constitutes or may reasonably be expected to lead to, any CC Takeover Proposal, (iii) authorize, approve or recommend any CC Takeover Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment accepting or providing for any CC Takeover Proposal.

          (b)  Each Holder will immediately cease and cause to be terminated any and all existing discussions, negotiations, exchanges of information and other activities with respect to any CC Takeover Proposal. For purposes of this Agreement, "CC Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving CC or the acquisition of twenty percent (20%) or more of the outstanding shares of capital stock of CC, or all or substantially all of the assets of CC or any asset of CC, the absence of which would materially diminish the value of the Merger to SM or the benefits expected by SM to be realized from the Merger (other than the transactions contemplated by the Merger Agreement), or any transaction in which the shareholders of CC immediately prior to the transaction hold less than a majority of the outstanding capital stock of CC immediately following such transaction, or any other transaction inconsistent with consummation of the transactions contemplated by the Merger Agreement.

        Section 10    Confidentiality.    Each Holder agrees (i) to hold any information regarding this Agreement and the Merger in strict confidence and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by SM.

        Section 11    Miscellaneous.

          (a)    Severability.    If any term, provision, covenant or restriction of this Stock Voting Agreement (i) is held by a court of competent jurisdiction to be invalid, void or unenforceable for any reason, or (ii) would preclude the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, such term, provision, covenant or restriction shall be modified or voided, as may be necessary to achieve the intent of the parties to the extent possible, and the remainder of the terms, provisions, covenants and restrictions of this Stock Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (b)    Binding Effect and Assignment.    This Stock Voting Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Stock Voting Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties hereto without the prior written consent of the other, and any attempted assignment thereof without such consent shall be null and void.

          (c)    Amendments and Modifications.    This Stock Voting Agreement may not be modified, amended, altered or supplemented prior to the Merger except upon the execution and delivery of a written agreement executed by SM and a two-thirds majority in interest of the Holders.

          (d)    Specific Performance: Injunctive Relief.    The parties hereto acknowledge that CC will be irreparably harmed by a breach of any of the covenants or agreements of the Holders set forth herein and that there will be no adequate remedy at law for such a breach. Therefore, it is agreed that, in addition to any other remedies which may be available to SM upon such breach, SM shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

          (e)    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by commercial overnight courier service, by confirmed telecopy, or sent by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

If to SM:	Sontra Medical, Inc. 58 Charles Street Cambridge, Massachusetts 02141-2128 Tel: (617) 494-5337 Fax: (617) 494-5950 Attn: James R. McNab, Jr., Chief Executive Officer
with a copy to:
Testa, Hurwitz & Thibeault, LLP 125 High Street Boston, Massachusetts 02110 Tel: (617) 248-7000 Fax: (617) 248-7100 Attn: Lawrence S. Wittenberg, Esq.
If to a Holder:	To the address for notice set forth on the last page hereof.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

          (f)    Governing Law.    This Stock Voting Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each party hereto irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby.

          (g)    Entire Agreement.    This Stock Voting Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          (h)    Counterparts.    This Stock Voting Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

          (i)    Effect of Headings.    The section headings contained herein are for convenience only and shall not affect the construction or interpretation of this Stock Voting Agreement.

          (j)    Holder Capacity.    Notwithstanding anything herein to the contrary, no person executing this Agreement who is, or becomes during the term hereof, a director of CC makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of CC. Each Holder has executed this Agreement solely in his or her capacity as the record or beneficial holder of such Holder's Shares or as the trustee of a trust whose beneficiaries are the beneficial owners of such Holder's Shares.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties have caused this Stock Voting Agreement to be duly executed on the day and year first above written.

SONTRA MEDICAL, INC.
By:	/s/ JAMES R. MCNAB, JR.

Name:	James R. McNab, Jr.
Title:	President and Chief Executive Officer

COUNTERPART SIGNATURE PAGE TO STOCK VOTING AGREEMENT
DATED AS OF FEBRUARY    , 2002

BY AND AMONG

SONTRA MEDICAL, INC., AND EACH HOLDER SET FORTH ON ANNEX A THERETO

        The undersigned hereby executes and delivers the Stock Voting Agreement to which this counterpart signature page is attached, effective as of the date of the Stock Voting Agreement, which Stock Voting Agreement and counterpart signature page, together with all counterparts of such Stock Voting Agreement and signature pages of the other Holders named in such Stock Voting Agreement, shall constitute one and the same document in accordance with the terms of the Stock Voting Agreement.

HOLDER
By:	/s/ GARY S. KOHLER

Holder's Address for Notice:
Gary S. Kohler

c/o Whitebox Advisors

3033 Excelsior Blvd., Suite 300

Minneapolis, Minnesota 55416

Number of Shares owned beneficially: 918,460

Number of Shares owned of record (if different from above):

COUNTERPART SIGNATURE PAGE TO STOCK VOTING AGREEMENT
DATED AS OF FEBRUARY    , 2002

BY AND AMONG

SONTRA MEDICAL, INC., AND EACH HOLDER SET FORTH ON ANNEX A THERETO

        The undersigned hereby executes and delivers the Stock Voting Agreement to which this counterpart signature page is attached, effective as of the date of the Stock Voting Agreement, which Stock Voting Agreement and counterpart signature page, together with all counterparts of such Stock Voting Agreement and signature pages of the other Holders named in such Stock Voting Agreement, shall constitute one and the same document in accordance with the terms of the Stock Voting Agreement.

HOLDER
By:	/s/ MICHAEL R. WIGLEY

Holder's Address for Notice:
Michael R. Wigley

P.O. Box 376

Long Lake, MN 55356

Number of Shares owned beneficially: 151,325

Number of Shares owned of record (if different from above):

COUNTERPART SIGNATURE PAGE TO STOCK VOTING AGREEMENT
DATED AS OF FEBRUARY    , 2002

BY AND AMONG

SONTRA MEDICAL, INC., AND EACH HOLDER SET FORTH ON ANNEX A THERETO

        The undersigned hereby executes and delivers the Stock Voting Agreement to which this counterpart signature page is attached, effective as of the date of the Stock Voting Agreement, which Stock Voting Agreement and counterpart signature page, together with all counterparts of such Stock Voting Agreement and signature pages of the other Holders named in such Stock Voting Agreement, shall constitute one and the same document in accordance with the terms of the Stock Voting Agreement.

HOLDER
By:	/s/ JEFFREY R. PALETZ

Holder's Address for Notice:
2001 Runnymeade Ct.

Minnetonka, MN 55305

Number of Shares owned beneficially: 342,358

Number of Shares owned of record (if different from above):

COUNTERPART SIGNATURE PAGE TO STOCK VOTING AGREEMENT
DATED AS OF FEBRUARY    , 2002

BY AND AMONG

SONTRA MEDICAL, INC., AND EACH HOLDER SET FORTH ON ANNEX A THERETO

        The undersigned hereby executes and delivers the Stock Voting Agreement to which this counterpart signature page is attached, effective as of the date of the Stock Voting Agreement, which Stock Voting Agreement and counterpart signature page, together with all counterparts of such Stock Voting Agreement and signature pages of the other Holders named in such Stock Voting Agreement, shall constitute one and the same document in accordance with the terms of the Stock Voting Agreement.

HOLDER
By:	/s/ JACK KOHLER

Holder's Address for Notice:
16805 22nd Ave. No.

Plymount, Minn, 55447

Number of Shares owned beneficially: 64,500

Number of Shares owned of record (if different from above):

COUNTERPART SIGNATURE PAGE TO STOCK VOTING AGREEMENT
DATED AS OF FEBRUARY    , 2002

BY AND AMONG

SONTRA MEDICAL, INC., AND EACH HOLDER SET FORTH ON ANNEX A THERETO

        The undersigned hereby executes and delivers the Stock Voting Agreement to which this counterpart signature page is attached, effective as of the date of the Stock Voting Agreement, which Stock Voting Agreement and counterpart signature page, together with all counterparts of such Stock Voting Agreement and signature pages of the other Holders named in such Stock Voting Agreement, shall constitute one and the same document in accordance with the terms of the Stock Voting Agreement.

HOLDER
By:	/s/ ANDREW REDLEAF

Holder's Address for Notice:
3033 Excelsior Blvd., Suite 300

Minneapolis, MN 55416

Number of Shares owned beneficially: 445,063

Number of Shares owned of record (if different from above):

QuickLinks

FORM OF CC VOTING AGREEMENT CC STOCK VOTING AGREEMENT
Recitals
Agreement
COUNTERPART SIGNATURE PAGE TO STOCK VOTING AGREEMENT DATED AS OF FEBRUARY , 2002 BY AND AMONG SONTRA MEDICAL, INC., AND EACH HOLDER SET FORTH ON ANNEX A THERETO
COUNTERPART SIGNATURE PAGE TO STOCK VOTING AGREEMENT DATED AS OF FEBRUARY , 2002 BY AND AMONG SONTRA MEDICAL, INC., AND EACH HOLDER SET FORTH ON ANNEX A THERETO
COUNTERPART SIGNATURE PAGE TO STOCK VOTING AGREEMENT DATED AS OF FEBRUARY , 2002 BY AND AMONG SONTRA MEDICAL, INC., AND EACH HOLDER SET FORTH ON ANNEX A THERETO
COUNTERPART SIGNATURE PAGE TO STOCK VOTING AGREEMENT DATED AS OF FEBRUARY , 2002 BY AND AMONG SONTRA MEDICAL, INC., AND EACH HOLDER SET FORTH ON ANNEX A THERETO
COUNTERPART SIGNATURE PAGE TO STOCK VOTING AGREEMENT DATED AS OF FEBRUARY , 2002 BY AND AMONG SONTRA MEDICAL, INC., AND EACH HOLDER SET FORTH ON ANNEX A THERETO